Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

July 25, 2013

CONTACT: Thomas Fitzgerald

703-903-2476

Thomas_Fitzgerald@FreddieMac.com

FREDDIE MAC DIRECTOR LINDA B. BAMMANN TO RESIGN

McLean, Va. – Freddie Mac (OTCQB: FMCC) today announced that Linda B. Bammann will resign from Freddie Mac’s board of directors, effective July 31, 2013, to pursue other business interests.

Bammann notified the company of her upcoming resignation on July 19, 2013. She joined Freddie Mac’s board of directors in December 2008 and was most recently re-elected on February 26, 2013 by written consent of the Federal Housing Finance Agency, Freddie Mac’s Conservator. A veteran finance executive with extensive risk management experience, Bammann served as the Chair of the board’s Business and Risk Committee and a member of its Compensation Committee.

“Linda has been a thoughtful and highly effective leader on Freddie Mac’s board of directors during an extremely challenging time for the company,” said Freddie Mac Chairman Christopher S. Lynch. “She joined the board following conservatorship, and her tremendous risk expertise and knowledge of the financial markets have been invaluable to us all. I am enormously grateful to her for her service and wish her continued success in her future endeavors.”

“I am particularly appreciative of the assistance Linda provided to me as the new CEO of Freddie Mac,” said Freddie Mac Chief Executive Officer Donald H. Layton. “She is a smart and talented executive whose contributions will be greatly missed.”

“My time on Freddie Mac’s board of directors has been both productive and rewarding,” Bammann said. “It has been a privilege to be a part of the important work of Freddie Mac, particularly during such a critical time for the housing market as well as the economy in general. I want to thank my fellow board members and the management team and wish the company well as it continues its important work.”

Bammann was executive vice president, deputy chief risk officer for JPMorgan Chase & Co. from July 2004 until her retirement in January 2005. Prior to that, she held several positions with Bank One Corporation beginning in 2000, including executive vice president and chief risk management officer from 2001 until its acquisition by JPMorgan Chase & Co. in July 2004. Bammann also was a member of Bank One’s executive planning group. From 1992 to 2000, she was a managing director with UBS Warburg LLC and predecessor firms. Bammann was a board member of the Risk Management Association and chairperson of the Loan Syndications and Trading Association.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Today Freddie Mac is making home possible for one in four homebuyers and is one of the largest sources of financing for multifamily housing. www.FreddieMac.com. Twitter: @FreddieMac

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